                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



FORM 4                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0287
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. See Instructions 1(b)                hours per response ...... 0.5
                                                   -----------------------------


1. Name and Address of Reporting Person

 Budd                              Richard                              P.
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  (Last)                             (First)                         (Middle)

 2325 South Stratford Road
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                                    (Street)

 Winston-Salem                      NC                                27103
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  (City)                             (State)                          (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   AgriBioTech, Inc. ("ABTX")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   March 1999
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5. If Amendment, Date of Original   (Month/Year)


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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------
             X    Officer (give                    Other (Specify
           -----           title           ------         below)
                           below)Chairman/CEO
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7. Individual or Joint/Group Filing
   (Check applicable line)

              X    Form filed by one Reporting Person
            -----

            -----  Form filed by more than one Reporting Person
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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action         or Disposed of (D)            Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3,4 and 5)            Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Common Stock $.001 Par
Value Per Share                3/1/99       P             100,000     A       $4.70        819,352 (1)       D
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------

                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------



7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------


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Explanation of Responses:

  (1) Includes 17,984 shares previously held in escrow and reported as indirect ownership.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                               /s/ Richard P. Budd         March 5, 1999
                             __________________________    ______________
                                  Signature                      Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.